UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: March 7, 2016

(Date of earliest event reported)

COHBAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55334	26-1299952
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1455 Adams Drive, Suite 2050

Menlo Park, CA 94025

(Address of principal executive offices and zip code)

(415) 388-2222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

COHBAR, INC.

FORM 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 7, 2016, the Board of Directors of CohBar, Inc. (“we,” “us” or “our”), appointed Simon Allen as our Chief Executive Officer. In connection with Mr. Allen’s appointment, our former Chief Executive Officer, Jon Stern, was appointed as our Chief Operating Officer. Mr. Stern continues to serve as a member of our Board of Directors.

Before joining us, Mr. Allen, 47, was a consultant to Solstice Biologics.  From September 2010 to January 2015, Mr. Allen served as the Chief Business Officer at Ambrx, Inc., a clinical stage biotechnology company.  From April 2008 to June 2010, he served in a variety of senior positions at Kalypsys, Inc., culminating in his role as Chief Executive Officer. Mr. Allen previously served as the Chief Commercial Officer of CovX (prior to its acquisition by Pfizer), and held business development and analyst roles at Nuvelo Inc., SkyePharma PLC, Corixa Corporation and Burdett, Buckeridge and Young. Mr. Allen graduated from the University of Sydney with a B.S. in Biochemistry, Microbiology and Genetics and earned his M.B.A. from the Australian Graduate School of Management.

In connection with his appointment, we entered into an Employment Agreement with Mr. Allen effective as of March 7, 2016 (the “Agreement”). Mr. Allen’s initial base salary under the Agreement is $340,000 annually. Mr. Allen will also be eligible for an annual bonus with a target amount of up to 40% of his annual base salary, payable based on achievement of corporate and/or personal performance goals. Mr. Allen also  received an award under the our Amended and Restated 2011 Equity Incentive Plan of options to purchase up to an aggregate of 1,456,000 shares of our common stock (the “Option Award”). 1,132,000 shares subject to the Option Award will become vested and exercisable in installments based on Mr. Allen’s continued employment on periodic vesting dates over a four year term.  324,000 shares subject to the Option Award vest based both on Mr. Allen’s continued service through the relevant vesting dates during the four year vesting term and the achievement of performance criteria established in connection with the option award.

The Agreement entitles Mr. Allen to certain severance payments and other benefits if his employment is terminated by us without cause, or upon his resignation for “good reason” as defined in the Agreement. Upon any such termination of Mr. Allen’s employment he would be entitled to a severance payment equal to seventy-five percent (75%) of his then current base salary, and reimbursement for any COBRA coverage elected by Mr. Allen for himself and the members of his immediate family for a period of nine months following such termination. Additionally, options under the Option Award that would have vested during the twelve (12) month period immediately following his termination date would vest and become exercisable immediately (provided, with respect to any options subject to performance vesting criteria, that the relevant performance objectives have been achieved prior to termination).  If Mr. Allen’s termination without cause or resignation with “good reason” occurs within 12 months following a change in control of the company, then the severance amount payable to him would be increased to 100% of his then current base salary, COBRA reimbursement would extend for a period of 12 months, and vesting of up to 100% of the options subject to the Option Award would be accelerated.

The foregoing summary of the material terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2016.

2

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHBAR, INC.

(Registrant)

March 9, 2016	By:	/s/ Jeffrey F. Biunno
(Date)		Jeffrey F. Biunno
Chief Financial Officer

3